News Release
Media Contacts: Lisa Bottle +1 704 423 7060 Gail K. Warner +1 704 423 7048 Investor Contact: Paul Gifford +1 704 423 5517	Goodrich Corporation Four Coliseum Centre 2730 West Tyvola Road Charlotte, NC 28217-4578 Tel: 704 423 7000 Fax: 704 423 7127 www.goodrich.com
Goodrich Provides 2006 Financial Outlook
•	Sales for 2006 expected to be in the $5.6 — $5.7 billion range

•	2006 diluted earnings per share from continuing operations expected to be in the $2.20 — $2.40 range, representing an increase of between 10 and 25 percent, compared to 2005 expectations for diluted earnings per share from continuing operations of $1.89 — $1.99

•	Cash flow from operations, minus capital expenditures, expected to be in the range of 50 — 75 percent of net income in 2006, reflecting significant investments in new products for recently awarded programs such as the Boeing 787 Dreamliner and the Airbus A350
CHARLOTTE, NC, Dec. 12, 2005 — Goodrich Corporation announced today its sales, earnings and cash flow outlook for the full year 2006. The company expects that full year 2006 sales will be in the range of $5.6 -$5.7 billion, which represents an increase of 6 — 7 percent from expected 2005 levels. The company expects its 2006 diluted earnings per share from continuing operations and net income per diluted share to be in the range of $2.20 — $2.40, reflecting margin expansion associated with the sales growth and improved operating efficiencies, partially offset by increased expenses for pension, foreign exchange and stock-based compensation of approximately $0.28 per diluted share. The 2006 outlook represents an increase of between 10 and 25 percent, compared to 2005 expectations for diluted earnings per share from continuing operations of $1.89 — $1.99. Goodrich continues to expect full year 2005 reported net income per diluted share to be in the range of $2.00 — $2.10, which includes $0.11 per diluted share from the sale of its JcAIR Test Systems business earlier in 2005.
Goodrich expects cash flow from operations, minus capital expenditures, to be in the range of 50 — 75 percent of net income in 2005, reflecting increased cash expenditures for investments in recently awarded programs such as the Boeing 787 Dreamliner and the Airbus A350, capital expenditures to support higher OE deliveries at Boeing and productivity initiatives that are expected to enhance margins over the long term. The company expects capital expenditures in 2006 to be in the range of $240 — $260 million.

The current sales, net income and cash flow from operations outlooks for 2005 and 2006 do not include resolution of the previously disclosed Rohr and Coltec tax litigation, additional acquisitions or divestitures and resolution of potential remaining A380 contractual disputes with Northrop Grumman.
Goodrich will hold an investor conference on Dec. 12, 2005, beginning at 1:00 p.m. ET to discuss its 2006 outlook and to provide further insight into the company’s performance, plans and future prospects. The assumptions utilized in developing the outlook are included in the presentation accompanying the conference. The presentation, along with this press release, are included as exhibits to a Form 8-K filed today with the SEC, and are available at the Goodrich web site, as noted below. Interested parties can listen to a live webcast of the conference, and view the related presentation materials, at www.goodrich.com.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

Forward-looking Statements
Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “could,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ include, but are not limited to:
•	demand for and market acceptance of new and existing products, such as the Airbus A350 and A380, the Boeing 787 Dreamliner, the EMBRAER 190, and the Lockheed Martin F-35 Joint Strike Fighter and F-22 Raptor;
•	the company’s ability to extend its contracts with Boeing relating to the 787 Dreamliner beyond the initial contract period;
•	potential cancellation of orders by customers;
•	successful development of products and advanced technologies;
•	the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;
•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;
•	the actual amount of future liabilities assumed by the company pursuant to the partial settlement with Northrop Grumman related to the purchase of Aeronautical Systems;
•	the possibility of additional contractual disputes with Northrop Grumman related to the purchase of Aeronautical Systems;
•	the resolution of tax litigation involving Coltec Industries Inc and Rohr, Inc.;
•	the possibility of restructuring and consolidation actions beyond those previously announced by the company;
•	threats and events associated with and efforts to combat terrorism, including the current situation in Iraq;
•	the extent to which expenses relating to employee and retiree medical and pension benefits continue to rise;
•	competitive product and pricing pressures;
•	the company’s ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of the company’s tire, vinyl and other businesses;
•	possible assertion of claims against the company on the theory that it, as the former corporate parent of Coltec Industries Inc, bears some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to the company prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;
•	the effect of changes in accounting policies;
•	domestic and foreign government spending, budgetary and trade policies;
•	economic and political changes in international markets where the company competes, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which the company has no control; and
•	the outcome of contingencies (including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts).
The company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.
###